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                                                                      Exhibit 12


                     COCA-COLA ENTERPRISES INC.

                 EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDENDS
                     (In millions except ratios)

                                                   Quarter ended
                                                -------------------
                                                June 27,   June 28,
                                                  1997       1996
                                                --------   --------
Computation of Earnings:
  Earnings from continuing operations before
    income taxes.............................    $  182     $  101
  Add:
    Interest expense.........................       126         81
    Amortization of debt
      premium/discount and expenses..........         6          3
    Interest portion of rent expense.........         6          2
                                                 ------     ------
Earnings as Adjusted.........................    $  320     $  187
                                                 ======     ======
Computation of Fixed Charges:
  Interest expense...........................    $  126     $   81
  Capitalized interest.......................         1          1
  Amortization of debt
    premium/discount and expenses............         6          3
  Interest portion of rent expense...........         6          2
                                                 ------     ------
Fixed Charges................................       139         87

  Preferred stock dividends (a)..............         -          4
                                                 ------     ------
Combined Fixed Charges and Preferred
  Stock Dividends............................    $  139     $   91
                                                 ======     ======

Ratio of Earnings to Fixed Charges (b).......      2.30       2.15
                                                 ======     ======
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends (b)..      2.30       2.05
                                                 ======     ======

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)  Ratios were calculated prior to rounding to millions.